For Immediate Release	CONTACT:	Kris Kagel JCPR (973) 850-7312 kkagel@jcprinc.com

LADENBURG THALMANN COMPLETES SECURITIES SERVICE NETWORK ACQUISITION

Nationally-Recognized Independent Broker-Dealer and Advisory Firm Headquartered in Knoxville,
Tennessee Joins the Ladenburg Enterprise

Ladenburg’s Independent Brokerage and Advisory Network Now Has Approximately 4,000 Independent
Financial Advisors and $125 Billion in Client Assets and Ladenburg Has an Annual Revenue Run Rate
of Approximately $1.1 Billion

Miami, FL—January 5, 2015—Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS, LTS PrA) (“Ladenburg”), a publicly-traded diversified financial services company, announced today that it has completed its previously announced acquisition of Securities Service Network, Inc. (“SSN”), a leading independent broker-dealer, registered investment advisor and insurance agency based in Knoxville, TN.

Founded in 1983, SSN has approximately 450 financial advisors, registered representatives and insurance agents across the nation. The firm has approximately $13 billion in client assets and generated revenues of approximately $115 million for the 12 months ended September 30, 2014. SSN’s President and Chief Executive Officer Wade Wilkinson and the other members of the SSN management team will continue to operate SSN as a stand-alone business from its present headquarters in Knoxville.

About Ladenburg Thalmann

Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS, LTS PrA) is a publicly-traded diversified financial services company based in Miami, Florida. Ladenburg’s subsidiaries include industry-leading independent broker-dealer firms Securities America, Inc., Triad Advisors, Inc., Investacorp, Inc., KMS Financial Services, Inc. and Securities Service Network, Inc. as well as Premier Trust, Inc., Ladenburg Thalmann Asset Management, Highland Capital Brokerage, Inc., a leading independent life insurance brokerage company, and Ladenburg Thalmann & Co. Inc., an investment bank which has been a member of the New York Stock Exchange for 135 years. The company is committed to investing in the growth of its subsidiaries while respecting and maintaining their individual business identities, cultures and leadership. For more information, please visit www.ladenburg.com

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, and future growth. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the Company’s business. These risks, uncertainties and contingencies include those set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

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